CODE OF ETHICS

I.	Introduction

This Code of Ethics (the “Code”) has been adopted by Shenkman with respect to Shenkman’s investment advisory services to all of its Clients, including U.S. registered investment companies or series thereof advised or sub-advised by Shenkman. The Code establishes standards and procedures for the detection and prevention of inappropriate personal securities transactions by persons having knowledge of the investments and investment intentions of a Client and addresses other situations involving a potential conflict of interest. Capitalized terms in this Code not defined elsewhere in this Manual can be found in Section IV below. This Code is intended to ensure that persons subject to the Code conduct themselves in accordance with the following principles:

(i)	the duty at all times to place first the interests of Clients;

(ii)

the requirement that all personal securities transactions be conducted consistent with this Code and in such a manner as to avoid any actual or perceived conflict of interest or any abuse of an individual’s responsibility and position of trust;

(iii)	the fundamental standard that Shenkman Supervised Persons may not take inappropriate advantage of their positions; and

(iv)	the duty at all times to comply with all applicable state and federal securities laws.

II.	Who is Covered by this Code?

This Code applies to all Supervised Persons of Shenkman as Shenkman deems all Supervised Persons to be “Access Persons” as defined in Rule 204A-1 of the Advisers Act.1 Shenkman forbids any Supervised Person from engaging in any conduct that is contrary to this Code. All Supervised Persons are subject to the Code’s restrictions and requirements regarding opening securities accounts, effecting securities transactions, reporting securities transactions, maintaining information and documents in a confidential manner, and other matters.

Any Supervised Person who becomes aware of a violation of this Code by any other Supervised Person must promptly report such violation to the CCO, their Department Head, or any other member of senior management. Failure to comply with this Code is a very serious matter and may result in disciplinary action, including, among other things, monetary fines, profit disgorgement, and suspension or termination of employment.

III.	Prohibition Against Fraudulent Conduct

No Supervised Person may use any information concerning an investment held or to be acquired for a Client account or his or her ability to influence any investment decisions, for personal gain or in a manner detrimental to the interests of a Client or in violation of applicable law. In addition, no Supervised Person shall, directly or indirectly:

[1]

Shenkman has conducted an analysis and deemed its outside directors to not be Access Persons because they are not involved in day-to-day management or investment decisions with regard to any separate accounts or funds managed by Shenkman. More specifically, they do not have access to nonpublic information regarding any clients’ purchase or sale transactions, or nonpublic information regarding the portfolio holdings of any separately managed account or private fund and they are not involved in making investment recommendations to clients or have access to such recommendations that are nonpublic.

(i)	employ any device, scheme or artifice to defraud a Client or prospective Client;

(ii)

make to a Client or prospective Client, any untrue statement of a material fact or omit to state to a Client or prospective Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii)	engage in any act, practice, or course of business which is fraudulent, deceptive, or manipulative.

IV.	Confidentiality

Except as required in the normal course of carrying out their business responsibilities, no Supervised Person shall reveal information relating to the investment intentions or activities of any Client, or investments that are being considered for purchase or sale on behalf of any Client account.

V.	Overview of Personal Trading Policy

Supervised Person may not engage in personal trading that violates the law, interferes with their duties, or otherwise violates this policy or other Shenkman policies. This includes using Shenkman’s proprietary information, or assets, resources, or relationships to generate personal trading ideas (other than incidental use of Shenkman’s systems and facilities), spending excessive time during working hours on personal trading, seeking personal benefit at the expense of Shenkman or its Clients, and trading while in possession of MNPI (see Policy and Procedures to Detect and Prevent Insider Trading Policy found at Appendix G).

This policy requires Supervised Persons to:

(i)	report the existence of any Accounts that can hold or trade Covered Securities;

(ii)	report such Account holdings at the start of becoming a Supervised Person and periodically thereafter as required by Compliance;

(iii)	provide access to Accounts and/or reports of securities transactions quarterly;

(iv)	preclear transactions in Covered Securities, initial public offerings, and Private Placements/Limited Offerings; and

(v)	confirm they have received and read this Code of Ethics.

This policy also prohibits the purchase of certain Covered Securities and certain other securities and instruments as set forth herein. The CCO has discretion to restrict a Supervised Persons from trading if this policy is materially or repeatedly violated.

VI.	Defined Terms

“Account” – refers to all accounts that can hold or trade Covered Securities over which the Supervised Person or an Immediate Family Member has Direct or Indirect Influence or Control, or in which they have a Beneficial Interest. This includes futures accounts, and any other type of account that can hold financial products (whether exchange-traded or over-the-counter), regardless of whether the instrument is directly regulated (such as a credit derivative or credit default swap), or whether the security is held in paper/physical form. Examples (this is not an exclusive list) include:

•	brokerage accounts

•	individual retirement accounts (IRAs)

•	employee stock/stock option plans

as well as the following types of Accounts but only if they offer the ability to hold or trade Covered Securities:

•	401(k) plans (other than Shenkman’s 401(k) plan)

•	529 education savings accounts

•	pension plans

Supervised Persons disclosing Accounts that are either a Managed Account or that are managed pursuant to an automatic investment plan or in a similar manner, where the Account holder or an Immediate Family Member does not have Direct or Indirect Influence or Control, should note this information in the comment field of the Account Disclosure page in ComplySci.

“Approved Brokers” – refers to all Shenkman approved brokerage firms that have automated electronic feeds in place with ComplySci for the purposes of providing Account holdings and transaction information.

“Beneficial Interest” – refers to any situation where the Account holder (whether directly or indirectly) has or shares:

•	legal title (for example, the person is named as an Account holder);

•	an economic interest (for example, the Supervised Person or Immediate Family Member is a beneficiary of the Account, even if not named as Account holder – e.g., the as the beneficiary of a trust);

•

investment discretion over the Account (this is where someone is making investment decisions, or has to ability to make or influence investment decisions, concerning an Account for the benefit of a third party); and/or

•	some other beneficial interest (such as an irrevocable right to acquire ownership of the Account assets via a trust instrument).

“Covered Security” – includes all securities and related derivatives, except:

•	direct obligations of the Government of the United States

•	banker’s acceptances and bank certificates of deposits

•

commercial paper and debt instruments with a maturity at issuance of less than 366 days and that are rated in one of the two highest rating categories by a nationally recognized statistical rating organization

•	repurchase agreements covering any of the foregoing

•	shares of registered open-end investment companies other than a Shenkman Registered Fund or Subadvised Registered Fund.

“Direct or Indirect Influence or Control” – means the Account holder or another person acting at the direction of the Account holder (or an Immediate Family Member or the Account holder) other than a Third-Party Manager can suggest or direct:

•	purchases or sales of investments; or

•	the particular allocation of investments to be made in the Account.

“Immediate Family Member” – means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) sharing the Access Person’s household. This would include a child, stepchild, or grandchild who is attending school outside of the home who receives material financial support.

“Limited Offering/Private Placement” – means securities issued in an offering that is exempt from registration with the SEC. Such securities may include common or preferred stock, limited partnerships interests, a membership interest in a limited liability company, or an investment product such as a note or bond. For purposes of the Personal Trading policy, this definition excludes investments in private companies formed by Supervised Persons (and approved by the CCO as an Outside Business Activity) or an Immediate Family Member to conduct a business that is not intended to target institutional investment advisers.

“Third-Party Manager” – means a professional who manages the Account pursuant to an investment management agreement (or similar document), who is not a relative or close personal friend of the Account holder or an Immediate Family Member.

“Managed Account” – a type of Account where:

•	a Third-Party Manager has been given full an exclusive investment discretion to manage the Account; and

•	neither the Supervised Person or any Immediate Family Member exercises Direct or Indirect Influence or Control with respect to the Account.

VII.	Account Opening and Disclosure Requirements

Supervised Persons are permitted to open and maintain Accounts with Shenkman Approved Brokers. Supervised Persons are generally not permitted to maintain Accounts with non-Approved Brokers and may only do so with prior written approval from the CCO. The list of Approved Brokers is attached to this policy as Annex 1.

Supervised persons are required to disclose all Accounts in ComplySci, Shenkman’s compliance reporting system, within ten (10) days of (as applicable):

(i)	employment (or upon designation as a Supervised Person); or
(ii)	the opening of a new Account.

New Supervised Persons are also required to provide an Account statement for each disclosed Account that is current as of a date that is forty-five (45) days prior to the date he or she became a Supervised Person.

VIII.	Pre-Clearance Requirement

All Supervised Persons must obtain written approval from the CCO before engaging in any personal securities transactions involving a Covered Security. Notwithstanding anything stated otherwise herein, the pre-clearance requirement does not apply to transactions involving municipal bonds, sovereign bonds, treasury bonds, digital coins or tokens (unless such coins or tokens are securitized or part of an Initial Coin Offering (ICO, similar to an IPO), or closed-end funds (CEFs), diversified exchange traded funds (ETFs), unit investment trusts (UITs), exchange traded notes (ETNs), and UCITS for which Shenkman does not serve as an investment adviser or sub-adviser . If Shenkman trades or anticipates trading any Covered Security, the CCO may thereafter prohibit Supervised Persons from trading in all or certain Covered Securities if it is believed that permitting such activity would adversely conflict with Shenkman’s Client interests. Notwithstanding anything stated otherwise herein, the CCO may exempt additional securities or types of securities or transaction from these preclearance requirements upon prior written notice to Supervised Persons.

Approvals will be valid until the close of the market on the next business day after approval is granted except as otherwise approved in writing by the CCO.

Preclearance and reporting required under this Code is to be made through ComplySci unless otherwise approved in writing by the CCO.

The CCO is subject in all respects to this Code. A designee of the CCO shall be responsible for reviewing the CCO’s pre-clearance requests and his securities transaction and holdings reports. Any violations of this policy or concerns with respect to pre-clearance requests shall be raised directly with the President or another member of senior management.

Please note that Shenkman permits personal trading, so long as this trading does not distract the Supervised Person from his or her job responsibilities, compromise the interests of Shenkman or Shenkman’s Clients, or otherwise violate Shenkman’s prohibition against divulging confidential information or its policy against insider trading set forth in Appendix G. Personal securities transactions that would be permissible under the Code of Ethics are nevertheless still subject to this Insider Trading Policy. The CCO may restrict a Supervised Persons trading at his discretion.

IX.	Prohibited Investments

Except as provided in the paragraph below, Supervised Persons shall not purchase or sell in an Account any Covered Security or any other instrument of an issuer that is:

(i)	on Shenkman’s Restricted List (and in the case of certain designated employees in Legal & Compliance, Shenkman’s Watch List);

(ii)	issuers which Shenkman’s Research Department has identified and which were presented to Shenkman’s Credit Committee for approval and addition to Shenkman’s Approved List (the “Approved List”);

(iii)	held in a Client account;

(iv)

high yield or “cross-over” debt instruments (including convertible securities and leveraged loans that have a credit rating equal to or lower than BB+ or Ba1 or are not rated but have a non-investment grade credit profile).

The CCO may approve requests to sell a Covered Security2 provided that the CCO has received confirmation from a Portfolio Manager from each strategy (other than the Portfolio Manager making the request) that there is no intent to transact in the issuer in the next two (2) business days. Any other request for an exception under this policy must be submitted in writing to the CCO with sufficient information for consideration and must be approved in writing by the CCO before the Supervised Person takes action.

[2]

While Supervised Persons may not purchase a security or instrument of an issuer on the Approved List, a Supervised Person may hold such an issuer in cases where it was acquired prior to joining Shenkman (i.e., a “legacy position”), or that was acquired prior to the issuer being added to the Restricted List or Approved List or prior to purchase by a Client account. In some cases, the security may have been acquired as a bequest or a gift, or through an employer plan of an Immediate Family Member.

XII.	Initial Public Offerings

Supervised Persons may not directly or indirectly acquire securities in an initial public offering (including initial coin offerings) without prior written approval from the CCO, which must be sought in accordance with the pre-clearance requirements of this section.

XIII.	Limited Offerings/Private Placements

Supervised Persons may not directly or indirectly acquire securities in Limited Offerings/Private Placements unless the CCO determines whether the investment opportunity is appropriate, and therefore should be reserved, for a Client. The CCO will also determine, among other things, whether any other conflicts may exist and whether such opportunity is being offered to the Supervised Persons by virtue of Shenkman’s relationship with the Client.

X.	Managed Account Preclearance Exception

Managed Accounts must be disclosed in ComplySci. A Supervised Person who believes they are reporting a Managed Account should note this in the comment field provided on the Account Disclosure page in Shenkman’s compliance software provider and should upload at the bottom of the Account Disclosure page a copy of the investment management agreement (or similar document) substantiating that a Third-Party Manager has been authorized to manage the Account. The CCO will review the information and may request additional information from the Supervised Person. In addition, the Third-Party Manager will be required to complete a certification. Both the Supervised Person and the Third-Party Manager will be required to make annual certifications and the CCO may periodically request Account statements to spot-check trading activity in the Account.

XI.	Preclearance Exceptions for Other Non-Volitional Trading

Transactions in other types of automatic investment plans, or that are non-volitional on the part of the Supervised Person or Immediate Family Member (such as mergers and tender offers) are also not subject to trade preclearance.

XI.	Outside Activities, Affiliations, and Ownership Interests

Supervised Persons are required to disclose certain outside activities, affiliations, and ownership interests so that the CCO can identify and resolve any potential conflicts. In the event that a resolution to the conflict cannot be reached, the Supervised Person may be asked to terminate the activity, affiliation, or ownership interest or their position with Shenkman.

Supervised Persons are required to disclose to Compliance:

•

any companies, partnerships, entities, or businesses in which you or an Immediate Family member directly or indirectly (e.g., through any trust or joint ownership arrangement) own greater than 10% of the outstanding ownership interests or voting rights; or

•	any outside business interests for which you receive any compensation

•

Any outside activities where you are an officer, a director or are involved in making investment decisions (e.g. serving on an investment committee) of another public, private or not-for-profit entity (including charitable, religious and fraternal groups)

•

Whether an Immediate Family Member is an officer or director of a publicly traded company or any issuer of high yield debt or works for a financial industry firm (including, without limitation, brokerage firm, hedge fund, or investment adviser); and

•	any outside activity that will require a significant amount of the Supervised Person’s time and attention during business hours.

The term “compensation” should be construed broadly to includes payments, commission, consulting and referral fees, or profit-sharing arrangements.

Supervised Persons are prohibited from serving on the board of directors of publicly or privately traded companies, absent prior authorization based upon a determination by the CCO that the board service would not conflict with the interests of any Client.

XIV.	Ongoing Account Reporting and Certification Requirements

Supervised Persons are required to provide an Account statement for any disclosed Account which ComplySci is not receiving broker transaction feeds. Statements must be provided no later than thirty (30) days after the end of a calendar quarter. The CCO has discretion to request other periodic statements and supplement information at any time, including with respect to Managed Accounts, as described above.

Supervised Persons are required to certify quarterly as to the accuracy and completeness of their Account disclosures and compliance with this policy. The CCO has discretion to request other ad hoc certifications as needed.

Supervised Persons are required to certify annually that they have received, read and understood the Code (and any amendments hereto) and recognize that they are subject to the Code. Further, all Supervised Persons are required to certify annually that they have complied with all the requirements of the Code and have disclosed all accounts that can hold or trade in Covered Securities and all transactions in such accounts.

XV.	Authority to Exempt Transactions

The CCO has the authority to exempt any Supervised Person or any securities transaction of a Supervised Person from any or all of the provisions of this Code if the CCO determines that such exemption would not be against any interests of a Client or violate any of the securities laws. The CCO shall document any exemption granted, describing the circumstances and reasons for the exemption.

XVI.	Oversight of the Code

The CCO shall:

(i)	inform each Supervised Person of the requirements of this Code promptly upon becoming a Supervised Person;

(ii)	review securities transaction and holdings reports; and

(iii)	maintain certifications by each Supervised Person who is subject to this Code.

The CCO will review transactions and certifications to determine whether Accounts have been fully and accurately disclosed and that all required documentation was provided, and whether there have been any failures to preclear transactions, or any other violations of this policy.

XVI.	Submission to Fund Board

The CCO shall provide such information as necessary to assist the fund’s CCO, at least annually, to prepare a written report to the Board of Directors of a Registered Fund or a Shenkman Registered Fund that:

(i)

describes any issues under this Code or its procedures since the last report to the board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

(ii)	certifies that Shenkman has adopted policies and procedures reasonably necessary to prevent its Supervised Persons from violating this Code.

APPENDIX H

ANNEX I

List of Approved Brokers for Personal Trading

As of November 2024

Ameriprise Financial Services	Merrill Lynch

Charles Schwab & Co.	Morgan Stanley

Citigroup Inc.	Pershing

E*TRADE Securities	Raymond James Financial

Fidelity Investments	RBC Advisor Services

Goldman Sachs Group	Robinhood Markets

Hargreaves Lansdown plc	T. Rowe Price

HSBC Securities	TD Ameritrade

Interactive Brokers	UBS Group

Janney Montgomery Scott	Vanguard Group

JPMorgan Chase	Wells Fargo